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                                                                    EXHIBIT 99.1

                                                                  NEWS RELEASE

FOR IMMEDIATE RELEASE:

CONTACTS: Dianne Steele                                       Carl Ferenbach
          Managing Dir., Corporate Communications             Managing Director
          U.S. Can Corporation                                Berkshire Partners
          (630) 571-2564                                      (617) 227-0050


                   U.S. CAN MANAGEMENT AND BERKSHIRE PARTNERS
                          ANNOUNCE CLOSE OF TRANSACTION

BOSTON, MA, OCTOBER 4, 2000 - Management of U.S. Can Corporation ("U.S. Can") and Berkshire Partners LLC ("Berkshire"), the Boston-based private equity investment firm, announced today the successful recapitalization of U.S. Can in which public shareholders received $20.00 in cash per outstanding share of common stock.

U.S. Can has accepted for payment all of its outstanding Series B 10-1/8% Senior Subordinated Notes due October 15, 2006 that were validly tendered and not withdrawn prior to the expiration at 9:00 a.m. eastern time today of the tender offer and consent solicitation related thereto.

Paul W. Jones, Chairman and Chief Executive Officer of U.S. Can stated, "I am pleased that we have successfully completed this transaction and that the $20.00 per share selling price, which is a significant premium to the trading price prior to our proposal, has provided a fair return to our shareholders."

Carl Ferenbach, Managing Director at Berkshire, stated, "U.S. Can is a best of breed manufacturer with great customers and great leadership. We consider ourselves fortunate to be their partner and principal investor."

U.S. Can is a leading manufacturer of steel containers for personal care, household, automotive, paint and industrial products in the United States and Europe, as well as plastic containers in the United States. Based in Oak Brook, Illinois, U.S. Can had revenues of $714.1 million in 1999.

Berkshire Partners is an active investor in the private equity market managing $1.8 billion of capital. Through its 15-year investment history, Berkshire has completed over 65 acquisitions or growth capital investments with a primary focus on building solid, growth-oriented companies in conjunction with strong, equity-incented management teams.

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                                 www.uscanco.com